Exhibit 3.1

5C LENDING PARTNERS CORP.

Articles Supplementary

515 Shares

12.0% Series A Cumulative Preferred Stock

5C Lending Partners Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated Five Hundred and Fifteen (515) authorized but unissued shares of preferred stock of the Corporation, par value $0.001 per share (the “Preferred Stock”), as shares of 12.0% Series A Cumulative Preferred Stock, par value $0.001 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

12.0% Series A Cumulative Preferred Stock

(1) DESIGNATION AND NUMBER. A series of Preferred Stock, designated as “12.0% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be Five Hundred and Fifteen (515).

(2) RANK. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation and will rank on parity with any other class or series of Preferred Stock, whether such class or series is now existing or is created in the future; provided, however, that the consent of the holders of a majority of the outstanding Preferred Stock, including the Series A Preferred Stock, voting as a separate class, shall be required for the authorization or issuance of any class or series of Preferred Stock ranking on parity with the Series A Preferred Stock, as further described in Section 7(d) below.

(3) DIVIDENDS.

(a) Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Series A Preferred Stock at the rate of 12.0% per annum of the total of $3,000.00 per share plus all accumulated and unpaid dividends thereon, subject to Sections 4(c) and 5(c) below. Such dividends shall accrue on outstanding shares of Series A Preferred Stock on a daily basis and be cumulative from the earlier of (1) the first date on which any share of Series A Preferred Stock is issued (the “Original Issue Date”), such Original Issue Date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series A Preferred Stock or (2) the date that is 45 days after the Funding Notice Date (as defined below), which may occur prior to the first date on which any share of Series A Preferred Stock is issued. Upon written instruction from the Corporation (via email being sufficient), REIT Funding, LLC (“REIT Funding”) will instruct its escrow agent for custody of subscription funds (the “Escrow Agent”) to remit to the Corporation all subscription funds in exchange for the issuance of the Series A Preferred Stock, such issuance to be contemporaneous with the receipt by the Corporation of such subscription funds. Dividends on the Series A Preferred Stock shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each, a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the earlier of (1) the first date on which any share of Series A Preferred Stock is issued or (2) the date that falls 45 days after the Funding Notice Date, to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Subject to Sections 4(c) and 5(c) below, dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). As used herein, “Funding Notice Date” means the date on which any representative of REIT Funding first notified the Corporation or any representative thereof in writing (via email being sufficient) that five hundred fifteen (515) eligible offerees of Series A Preferred Stock have (x) properly completed and executed subscription documents for shares of Series A Preferred Stock and (y) submitted subscription funds for the Series A Preferred Stock to the Escrow Agent that are ready to be transferred to the Corporation.

(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by the 1940 Act, the Maryland General Corporation Law (the “MGCL”) or any other applicable law. For purposes of this Section 3(b), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation, or as otherwise defined in the 1940 Act.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Unless all accumulated dividends on all of the outstanding shares of Preferred Stock, including Series A Preferred Stock, have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock) shall be paid or declared and set apart for payment, nor shall any other distribution be declared or made upon any shares of Common Stock, nor shall any shares of Common Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Common Stock), provided, further, that the “asset coverage” (as defined under the 1940 Act) on the Preferred Stock, including Series A Preferred Stock, must be at least 150% (or

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such other amount as provided under the 1940 Act) after deducting the amount of such dividend, distribution or purchase price.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Preferred Stock, including the Series A Preferred Stock, all dividends declared upon the Preferred Stock, including the Series A Preferred Stock, shall be declared and paid pro rata based on the number of shares of Preferred Stock, including Series A Preferred Stock, then outstanding.

(f) Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(g) Any dividend on the Series A Preferred Stock may be paid via check or electronic payment.

(h) The Corporation and holders of the Series A Preferred Stock hereby authorize REIT Administration, LLC (“REIT Administration”), with an address at 1175 Peachtree Street, NE, Suite 2200, Atlanta, Georgia 30361-6206, to act as paying agent on behalf of the holders of the Series A Preferred Stock. Any dividend payments received by REIT Administration shall be deemed paid to the holders of Series A Preferred Stock on the later of the date received by REIT Administration or the date declared for payment.

(4) LIQUIDATION PREFERENCE.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference per share of Series A Preferred Stock equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $3,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distributions of assets is made to holders of any Common Stock. In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on shares of Common Stock. In the event that the Redemption Premium would be payable on the date that the Liquidation Preference was set apart for payment but no Redemption Premium would be payable on the payment date, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b) If, upon any such Liquidation Event, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock, shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c) If the date for payment of the Liquidation Preference for any outstanding shares of Series A Preferred Stock falls after a Dividend Record Date and prior to the corresponding Dividend

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Payment Date, each holder of shares of Series A Preferred Stock shall be entitled to receive only the accrued and unpaid dividends to and including the date fixed for payment of such Liquidation Preference and, provided that notice has been given and the full amount of the Liquidation Preference (including all accrued and unpaid dividends thereon to and including the date of payment thereof and any applicable Redemption Premium pursuant to Section 5(a) below) has been paid pursuant to Section 4(e) below, holders of shares of Series A Preferred Stock as of the Dividend Record Date for such a dividend shall not be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(d) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(e) Upon the Corporation’s provision of written notice as to the effective date of any such Liquidation Event, in writing or by electronic transmission, accompanied or preceded by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of shares of Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic transmission, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation or at any address or number of the holder at which the holder receives electronic transmissions. No failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the cancellation of any share of Series A Preferred Stock in connection with the liquidation, dissolution or winding up of the Corporation as described above except as to the holder to whom notice was defective or not given, and then only if and to the extent that such holder does not receive the Liquidation Preference therefor.

(f) The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event.

(5) REDEMPTION.

(a) Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $3,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (the “Redemption Date”), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

(1) if the Redemption Date is on or before the second anniversary of the Original Issue Date, $300, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b) Limitations on Redemption. Unless all accumulated dividends on all shares of Preferred Stock, including Series A Preferred Stock, shall have been, or contemporaneously are, paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no shares of Preferred Stock, including Series A Preferred Stock, shall be redeemed or otherwise acquired,

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directly or indirectly, by the Corporation unless all outstanding shares of Preferred Stock, including Series A Preferred Stock, are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Common Stock of the Corporation (except by exchange for shares of Common Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the Redemption Date. If the Redemption Date for any shares of Series A Preferred Stock called for redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record as of the effective time of such redemption of the shares of Series A Preferred Stock so called for redemption shall be entitled to receive only the accrued and unpaid dividends to and including the Redemption Date and, provided that the full amount of the Redemption Price (including all accrued and unpaid dividends thereon to and including the Redemption Date and any applicable Redemption Premium) has been paid or set apart pursuant to Section 5(d)(iii) below, holders of record of such shares of Series A Preferred Stock so called for redemption as of the Dividend Record Date for such a dividend shall not be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(d) Procedures for Redemption.

(i) Upon the Corporation’s provision of notice as to the effective date and, if applicable, effective time of the redemption, in writing or by electronic transmission, accompanied or preceded by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of shares of Series A Preferred Stock to be redeemed is entitled, or the setting apart of such amount pursuant to Section 5(d)(iii) below, shares of the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic transmission, to each record holder of shares of Series A Preferred Stock to be redeemed at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation or at any address or number of the holder at which the holder receives electronic transmissions. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given, and then only if, and to the extent that, such holder does not receive the Redemption Price therefor.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date and, if the effective time for such redemption is to be other than the close of business on such Redemption Date, the effective time of such redemption; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice delivered to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

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(iii) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date and, if applicable, the redemption time specified in the notice of redemption, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price therefor. If the Corporation shall so require and the notice of redemption shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates representing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

(6) NOTICES. Each holder of Series A Preferred Stock hereby consents to the delivery of any notices regarding the liquidation or redemption of such shares by first class mail, postage pre-paid, or by means of electronic transmission. The date of such actual delivery or of such mailing, as the case may be, for all purposes hereunder, shall be deemed to be the date such notice, report or other information was given or furnished.

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(7) VOTING RIGHTS.

(a) Except as otherwise provided in the Charter or as otherwise required by law, (i) each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the holders of outstanding shares of Preferred Stock, including Series A Preferred Stock, and of outstanding shares of Common Stock, shall vote together as a single class.

(b) The holders of outstanding shares of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a separate class, to elect two members of the Board (each, a “Director”) of the Corporation at all times. The Directors to be elected separately by the holders of shares of Preferred Stock shall be designated by the Board and, if the Board is classified, the Board shall designate the classes in which such Directors shall serve.

(c) The holders of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a separate class, to elect a majority of the Board:

(i) if, at the close of business on any Dividend Payment Date, dividends (whether or not declared) on outstanding shares of Preferred Stock, including Series A Preferred Stock, are unpaid in an amount equal to at least two full years’ dividends on the Preferred Stock, including Series A Preferred Stock; or

(ii) if at any time holders of shares of Preferred Stock, including Series A Preferred Stock, are otherwise entitled under the 1940 Act to elect a majority of the Board (any period in which one or more of the conditions in Section 7(c)(i) or this Section 7(c)(ii) shall exist is referred to herein as the “Voting Period”).

Upon the termination of a Voting Period, the voting rights described in this Section 7(c) shall cease, subject always, however, to the revesting of such voting rights in the holders of shares of Preferred Stock, including Series A Preferred Stock, upon the further occurrence of any of the events described in this Section 7(c); provided further, that the Voting Period shall irrevocably terminate with respect to any holder whose shares of Series A Preferred Stock have been redeemed, including pursuant to Section 5 hereof, or are otherwise no longer outstanding.

(d) The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on parity with the Series A Preferred Stock as to ordinary distributions, liquidating distributions, redemptions or other payments upon a Liquidation Event, (b) any reclassification of the Series A Preferred Stock, or (c) any amendment to the Charter or the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Corporation or otherwise (an “Event”), which amendment has a material adverse effect on any right, preference, privilege or voting power of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock to a number greater than 515; provided, however, with respect to the occurrence of any Event, so long as either (x) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive equity securities of the successor or survivor of such Event with substantially identical rights as the Series A Preferred Stock, taking into account that, after the occurrence of an Event, the Corporation may not be the surviving entity or the surviving entity may not be a corporation, or (y) the holders of outstanding shares of Series A Preferred Stock are entitled to receive, in connection with the consummation of such Event, an amount, in cash, per share of Series A Preferred Stock equal to the sum of the following: (i) $3,000.00, (ii) all accrued and unpaid dividends thereon through and including the date of such Event and (iii) if the Redemption Premium would then be payable upon the redemption of any Series A Preferred Stock in accordance with Section 5(a) above, the per share Redemption Premium, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences,

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privileges or voting powers of the Series A Preferred Stock and in such case the holders of shares of Series A Preferred Stock shall not have any voting rights with respect to the occurrence of such Event unless the number of authorized shares of Series A Preferred Stock is increased to a number greater than 515. For purposes of the foregoing, no matter shall be deemed to have a material adverse effect on any right, preference or privilege of the Series A Preferred Stock unless such matter (i) alters or abolishes any preferential right of such Series A Preferred Stock, (ii) creates, alters or abolishes with respect to the Series A Preferred Stock any right in respect of dividends or redemption or rights upon liquidation, dissolution, or winding up of the Corporation, or (iii) changes the identity of the paying agent named in Section 3 above or alters or abolishes the time, manner or method in which the Series A Preferred Stock is to be titled, transferred or otherwise administered in accordance with the express terms of these Articles Supplementary. The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(e) Unless a higher percentage is provided for in the charter of the Corporation, the affirmative vote of the holders of at least a “majority of the outstanding shares of Preferred Stock,” including Series A Preferred Stock, as determined in accordance with Section 2(a)(42) of the 1940 Act, voting as a separate class, shall be required (1) to approve any plan of reorganization (as defined in Section 2(a)(33) of the 1940 Act) adversely affecting such shares or (2) to the extent required under the 1940 Act, to approve any action requiring a vote of security holders as in Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Preferred Stock” means the vote at an annual or special meeting duly called of (i) 67% or more of such shares present at a meeting, if the holders of more than 50% of such shares are present or represented by proxy at such meeting, or (ii) more than 50% of such shares, whichever is less.

(f) Unless otherwise required by the 1940 Act or the Charter, the holders of Series A Preferred Stock shall not have any relative voting rights or preferences or other special rights with respect to voting other than those expressly set forth in this Section 7. Subject to the rights of the holders of the Preferred Stock, including Series A Preferred Stock, described in Section 3, in the event that the Corporation fails to declare or pay dividends on the Series A Preferred Stock on the Dividend Payment Date therefor, the exclusive remedy of the holders of the Series A Preferred Stock shall be the right to vote for Directors pursuant to the provisions of Section 7(c).

(g) The Corporation shall take such actions as may be necessary to effect the provisions of this Section 7 in accordance with the MGCL.

(8) CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(9) TRANSFER RESTRICTIONS. No holder of Series A Preferred Stock will, directly or indirectly, transfer, assign, sell or pledge all or any part of any shares of Series A Preferred Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such shares) (each, a “Transfer”), except in accordance with (i) the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration provisions and (ii) any applicable state or non-U.S. securities laws. No Transfer of Series A Preferred Stock shall be made without (a) registration of the Transfer on the Corporation’s books and (b) the prior written consent of the Corporation, which may be given or withheld in its sole discretion for any reason or no reason except in the event of a Transfer of Series A Preferred Stock necessitated by the death or divorce of a holder of Series A Preferred Stock, in which case, such consent of the Corporation shall not be required provided that certain customary assurances as may be reasonably requested by the Corporation are provided to the Corporation in connection with such Transfer, including, without limitation, that such Transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Corporation

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or the Transfer of such Series A Preferred Stock. Any purported Transfer of any shares of Series A Preferred Stock effected in violation of this Section 9 shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

(10) ELECTRONIC PAYMENTS. Permissible forms of electronic payment of any dividend on, or the Liquidation Preference or Redemption Price for, any share of Series A Preferred Stock shall include, without limitation, Automated Clearing House transfers, direct deposits or wire transfers to any account previously designated by the holder of such share of Series A Preferred Stock for receipt of such payments. Any dividend on, or Liquidation Preference or Redemption Price for, any share of Series A Preferred Stock shall be deemed paid in full by electronic payment if the full amount of such payment is initiated by or on behalf of the Corporation, notwithstanding the deduction of any fees, charges, set-offs or other amounts by the financial institution maintaining the account to which such payment is delivered.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Co-Presidents and attested to by its Secretary as of this 25th day of September, 2024.

ATTEST:		5C LENDING PARTNERS CORP.

By: /s/ Jason Roos		By: /s/ Thomas Connolly
Name:	Jason Roos	Name:	Thomas Connolly
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	Co-President

By: /s/ Michael Koester
		Name:	Michael Koester
		Title:	Co-President
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